Exhibit 10.3

{Date}

{Name/Address}

Dear {Name}:

I am pleased to inform you that the Compensation, Nominating and Governance Committee (the “Committee”) of the Board of Directors of Omnicare, Inc. (herein sometimes called the “Company”), at its meeting on {Date of Meeting} (the “Grant Date”), has granted you, in accordance with the provisions of the Omnicare, Inc. 2004 Stock and Incentive Plan (the “Plan”), a non-qualified option (the “Option”) to purchase {Number} shares of the common stock, par value $1.00 per share, of the Company (the “Shares”). This award represents a portion of your {Year} long term incentive compensation. The grant is made upon the following terms and conditions:

(1)    The purchase price will be {Dollar Figure} per Share. Payment thereof shall be made in cash or, with the prior written approval of the Company, by delivery to the Company of Shares held by you for at least six months, by the withholding of Shares issuable upon exercise of this Option (which shall be valued at their Fair Market Value on the date of exercise), or in a combination of cash and Shares.

(2)    Subject to the provisions of paragraph (5) hereof and to the terms and conditions of the Plan, this Option shall become vested and exercisable in accordance with the following schedule:

{Number} Shares on {First Anniversary of Grant Date}
{Number} Shares on {Second Anniversary of Grant Date}
{Number} Shares on {Third Anniversary of Grant Date}

Once an installment becomes vested and exercisable, it may be exercised at any time in whole or in part until the expiration or earlier termination of this Option in accordance with paragraph (5).

Notwithstanding any limitation with respect to the vesting or exercisability of this Option imposed by the Plan or herein, this Option shall become fully vested and immediately exercisable in the event that (i) your employment with the Company or a Subsidiary is terminated due to your death or Disability, (ii) your employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary for reasons other than Cause (as defined below) as a result of a Reduction in Force (as defined below), (iii) your employment with the Company or a Subsidiary is terminated by the Company or a Subsidiary for reasons other than Cause at such time as you are eligible to retire (as determined under the Company’s Employees Savings and Investment Plan) and have completed at least 10 years of eligible service (as determined under the Company’s Employees Savings and Investment Plan), or (iv) in the event of a Change in Control of the Company. In addition, in the event you cease to be an employee because of your retirement under the Company’s Employees Savings and Investment Plan at or after normal retirement age, the vesting of Shares subject to purchase under this Option shall continue until the expiration of three months after your Separation Date (as defined below). To the extent the Option is not vested and exercisable on the Separation Date, it shall be forfeited.
US1 32397823.2

For purposes hereof, the term “Cause” shall mean embezzlement or misappropriation of corporate funds, commission of a felony, misconduct resulting in material injury to the Company or any Subsidiary, a significant violation of Company or Subsidiary policy, willful refusal to perform, or substantial disregard of, the duties properly assigned to you, or a significant violation of any contractual obligation to the Company or a Subsidiary.

Notwithstanding the foregoing, in the event you are party to an employment (or similar) agreement with the Company or any Subsidiary that defines the term “Cause,” such definition shall apply for purposes of this award agreement.

For purposes hereof, the term “Reduction in Force” shall mean a termination of employment program involving two or more employees of the Company due to elimination of a previously required position(s) or previously required services, or due to the consolidation of departments, abandonment of facilities or offices, technological change or declining business activities, where such termination is intended to be permanent; or under other circumstances which the Committee designates as a reduction in force.

(3)    This Option will terminate on the seventh anniversary of the Grant Date unless earlier terminated as provided below in paragraph (5).

(4)    This Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by you, except by will or by the laws of descent and distribution; provided, however, that you may, during your lifetime and subject to the prior written approval of the Committee at the time of proposed transfer, transfer all or part of this Option to or for the benefit of your “family members” (as defined under rules applicable to registration statements on Form S-8 promulgated under the 1933 Act). Subsequent transfers of this Option shall be prohibited other than by will or the laws of descent and distribution upon the death of the transferee. In the event that you become legally incapacitated, this Option shall be exercisable by your legal guardian, committee or legal representative. If you die, this Option shall thereafter be exercisable by your executors or administrators. This Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of this Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon this Option, shall be null and void and without effect.

(5)    The date on which you cease to be employed by the Company or a Subsidiary is herein referred to as your “Separation Date.” The vested portion of the Option, to the extent that it shall not have been exercised, shall terminate (i) on your Separation Date, if your employment with the Company or a Subsidiary was terminated for Cause or by reason of your resignation (other than pursuant to clause (iv) below); (ii) upon the expiration of three months from your Separation Date if your employment with the Company or a Subsidiary was terminated without Cause; (iii) upon the expiration of fifteen months from your Separation Date if the reason for your termination of employment was death or Disability, or if you die during the three month period described in clause (ii) immediately above; or (iv) upon the expiration of three years from your Separation Date if the reason for your termination of employment was retirement under the Company’s Employees Savings and Investment Plan at or after normal retirement age. A leave of absence for military or governmental service or for other purposes shall not, if approved in writing by the Committee, be deemed a termination of service within the meaning of this paragraph (5); provided, however, that this Option may not be exercised during any such leave of absence. Notwithstanding the foregoing provisions of this paragraph (5) or any provision of the Plan, this Option shall not be exercisable after the seventh anniversary of the Grant Date.

(6)    The number and class of shares or other securities covered by this Option and the price to be paid therefore shall be subject to adjustment as, and under the circumstances, provided in the Plan.

(7)    This Option may be exercised only by serving written notice on the Secretary or Treasurer of the Company or his designee. The Company shall deliver the Shares to you against payment; provided, however, no Shares shall be issued or transferred pursuant to this Option unless and until all legal requirements applicable to the issuance or transfer of such Shares, in the opinion of the counsel to the Company, have been complied with. Any Federal, state or local withholding taxes applicable to any compensation you may realize by reason of the exercise of the Option or any subsequent disposition of the Shares acquired on exercise shall be remitted to the Company or the Subsidiary by which you are employed at the time of exercise or sale, as the case may be.

(8)     In addition to any compensation recovery (clawback) which may be required by this award agreement, law or regulation (including but not limited to any clawback required by Section 954 of the Dodd-Frank

Act), you acknowledge and agree that any compensation paid under this award agreement shall be subject to any clawback requirements as set forth in the Company’s corporate governance guidelines or policies and to any similar successor provisions as may be in effect from time to time, including by reason of guidelines or policies adopted following your termination of employment.

(9)    The Plan is hereby incorporated by reference. All capitalized terms not defined in this award agreement, shall have the meanings set forth in the Plan. This Option is granted subject to the Plan and shall be construed to conform to the Plan. In the event of any inconsistency between this award agreement and the Plan itself, the Plan shall govern.

(10)    Neither you, nor your transferee or representative shall have any rights as a stockholder with respect to any Shares subject to this Option until the Option has been exercised and Share certificates have been issues to you, your transferee or your representative, as the case may be.

(11)    The issuance or delivery of any certificates representing Shares issuable pursuant to this award agreement may be postponed by the Committee for such period as may be required to comply with any applicable requirements under the Federal or state securities laws, any applicable listing requirements of the New York Stock Exchange, and any applicable requirements under any other Applicable Law, and the Company shall not be obligated to deliver any such Shares to you if either delivery thereof would constitute a violation of any provision of any law or of any regulation of any governmental authority or the New York Stock Exchange. The Company shall not be liable to you for any damages relating to any delays in issuing the certificates to you, any loss of the certificates, or any mistakes or errors in the issuance of certificates or the certificates themselves.

(12)    This award agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, excluding any conflicts or choice of law principles.

(13)    In the event any provision of this award agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this award agreement, and this award agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(14)    This award agreement may only be modified or amended by written agreement executed by the parties hereto; provided, however, that the adjustments permitted by the Plan may be made without such written agreement.

(15)    To the extent applicable, it is intended that the Plan and this award agreement comply with the requirements of Section 409A of the Code, as amended, and any related regulations or other guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service (“Section 409A”). Any provision of the Plan or this award agreement that would cause this award to fail to satisfy Section 409A shall have no force or effect until amended to comply with Section 409A, which amendment may be retroactive to the extent permitted by Section 409A.

Very truly yours

John Figueroa
Chief Executive Officer

Executed and agreed to:

____________________________
{Name}
____________________
{Date}